Exhibit 10.1

***Indicates omitted material that is the subject of a confidential treatment request filed separately with the Commission.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is dated this 1st day of April, 2011 (the “Effective Date”) and is between Natural Aloe de Costa Rica, S.A., a Costa Rican corporation (“Supplier”), and Mannatech, Incorporated, a Texas corporation (“Mannatech”).  Collectively, Supplier and Mannatech are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Mannatech develops and sells proprietary dietary supplements and skin care products through a network marketing system of independent distributors throughout the United States, Canada, Australia, New Zealand, South Korea, Japan, Denmark, Germany, Taiwan, the United Kingdom, South Africa, Singapore, Sweden, Norway, Austria, the Netherlands, and other countries as it expands its business internationally;

WHEREAS, Supplier is a manufacturer of a bulk aloe vera mucilaginous polysaccharide powder (“Aloe Powder”); and

WHEREAS, Supplier desires to sell to Mannatech and Mannatech desires to purchase from Supplier, the Aloe Powder upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Term.  The term of this Agreement shall commence on the Effective Date and end two years thereafter (the “Term”) unless further extended or sooner terminated as provided herein.  The Term may be extended by the Parties for additional one (1) year periods (the “Extension Period”) if at least sixty (60) days prior to the end of the Term, the Parties mutually agree in writing to such extension and agree upon the pricing terms during such Extension Period in accordance with Section 3(a).

2. Sale and Purchase.  Subject to the terms and conditions of this Agreement, Supplier agrees to sell to Mannatech (and/or its subsidiary and/or its manufacturer designee (hereinafter each considered a “Designee”)) and Mannatech (and/or its Designee) agrees to purchase from Supplier, Aloe Powder meeting the Mannatech specifications (the “Specifications”) set forth in the Quality Agreement found in Exhibit A, which is attached hereto and made a part of this Agreement. Aloe Powder meeting these Specifications will appear on the label of certain Mannatech products as Manapol® powder and the Aloe Powder manufactured to Mannatech’s Specifications will hereinafter be referred to as “Manapol Powder.”

3. Pricing.

(a) During the Term, the price per kilogram payable by Mannatech or its Designee to Supplier for the Manapol Powder shall be based on the pricing schedule set forth in Exhibit B, which is attached hereto and made a part of this Agreement, subject to quarterly adjustments set forth below.

(b) Mannatech, shall bear all, insurance and similar costs, and all sales taxes, with respect to such purchases.  The purchase price of the Manapol Powder, together with all related freight, insurance and similar costs, and sales taxes, shall be paid by Mannatech as appropriate to Supplier within:

(i)  thirty (30) days after the date of invoice for the first year of the Term; provided that the purchase price shall be discounted by 1.5% if the purchase price is paid within fifteen (15) days from the date of the applicable invoice; and

(ii) Forty five (45) days after the date of invoice for the second year of the Term and any Extension Period thereafter; provided that the purchase price shall be discounted by 1.5% if the purchase price is paid within fifteen (15) days from the date of the applicable invoice.

(c) In the event the Term is extended pursuant to Section 1, the Parties shall negotiate in good faith to agree, at least ninety (90) days prior to the end of the Term, upon an amended Exhibit B which will set forth the pricing terms of the Extension Period.

(d) Quarterly adjustments, during the Term or any Extension Period, to the base price, as provided in Exhibit B, will be considered by the Parties, allowing for increases or decreases in Supplier’s costs for energy, fuel, ethanol, insurance and freight. The breakdown of Supplier’s 2011 baseline costs for fuel, electricity, ethanol, insurance and airfreight (collectively the “2011 Baseline Cost”) are included in Exhibit B. The 2011 Baseline Cost will serve as the baseline upon which quarterly adjustments will be made. Beginning on June 30, 2011and continuing at the end of each quarter thereafter, Supplier shall provide Mannatech with documentation for its current baseline cost for fuel, electricity, ethanol, insurance and airfreight. If the documentation shows that there has been an increase or decrease by more than ten percent (10%) for the current Baseline Cost, in its aggregate or in any of its components individually considered, then the Parties will adjust the pricing, accordingly, by amending Exhibit B. Any adjustment shall be approved by the Parties within five (5) calendar days as of the presentation of the documentation evidencing the required increase or decrease.

4. Orders; Deliveries.

(a) Each order for Manapol Powder under this Agreement shall be made by Mannatech or its Designee pursuant to a written purchase order executed by Mannatech or its Designee and delivered to Supplier (a “Purchase Order”) at least sixty (60) days in advance of the date it desires Manapol Powder to be delivered to it hereunder.  Each Purchase Order shall specify: (i) the quantities of Manapol Powder to be delivered; (b) the specific date of delivery; (ii) the specific location of delivery; (iii) the particular carrier or particular type of carrier for such delivery; and (iv) any other specification with which Supplier must comply.  The locations of delivery are set forth in Exhibit C, which is attached hereto and made a part of this Agreement. To the extent the terms and conditions of any such Purchase Order are inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail unless the Parties otherwise expressly agree in writing.

(b) Supplier shall acknowledge and accept in writing within five (5) business days of receipt (or will be deemed to have done so in the event it does not do so), without exception or modification, each Purchase Order submitted by Mannatech meeting the requirements of Section 4(a) above. For purposes of this Agreement, the term “business days” means Monday through Friday excluding the federal, state, and/or other business holidays of each Party.

(c) The Parties agree that a Purchase Order and the Supplier’s acceptance may be delivered via facsimile or electronic mail to a designated authorized representative of the respective Party. The sending party shall keep a contemporaneous record of such communications and shall verify receipt by the other party.

(d) Deliveries of Manapol Powder shall be made by Supplier under normal trade conditions in the usual and customary manner being utilized by Supplier at the time and location(s) for the particular delivery.  Manapol Powder delivered hereunder shall be packaged in five (5) kilogram containers.  All deliveries of Manapol Powder hereunder shall be made by Supplier, delivered to Dallas, Texas U.S. duty paid, to Mannatech at the address specified in the applicable Purchase Order, according to Exhibit C hereto.

(e) If Manapol Powder shall be delivered to a different location, other than Dallas, Texas U.S., Prices shall be adjusted to include any delivery cost increase due to payment of duties, airfreight and any other charge thereof.

5. Forecast.  By the end of each calendar quarter during the Term, Mannatech shall provide Supplier with a non-binding twelve (12) month rolling forecast of the desired quantities of the Manapol Powder by volume and date (the “Forecast”).  The first Forecast shall be provided by Mannatech no later than the first day of the Term, with subsequent Forecast updates due on or before the end of each calendar quarter thereafter throughout the Term and during the Extension Period, if applicable; provided that Mannatech shall have the ability (but not the obligation) to provide Supplier with updated Forecasts at any time.  The Parties acknowledge and agree that the Forecast is non-binding and is merely for the sole purpose of assisting the Parties in the planning of scale-up activities related to the Manapol Powder.

6. Certain Covenants.

(a) Supplier acknowledges and agrees that the MANAPOL mark is a registered trademark of Mannatech and that Supplier shall produce the Manapol powder to the Specifications contained in Exhibit A for commercialization by Mannatech under the MANAPOL mark. Supplier shall not:

(i) use, market, or otherwise distribute any product under the name of, “Manapol Powder” to any party other than Mannatech or its Designee, without the prior written consent of Mannatech; and

(ii) use the “Mannatech, Incorporated” name, MANNATECH mark,  AMBROTOSE mark, ADVANCED AMBROTOSE mark, MANAPOL mark or any other trademark, logo, design, name, or form of trade dress owned by Mannatech to sell, market, or otherwise distribute any of Supplier’s products.

The Parties shall not combine the Manapol Powder with any product or substance in any manner which would violate any laws, rules or regulations of any state, federal or other governmental body in which the Manapol Powder, or any product derived from or containing the Manapol Powder (the “Manufactured Products”) are sold.  The Parties shall not combine the Manapol Powder with any other substance in a Manufactured Product that is to be advertised or sold for use or consumption by humans or animals if the approval of the U.S. Food and Drug Administration (the “FDA”) or the U.S. Department of Agriculture (“USDA”) for such use or consumption is required and has not been obtained.

(b) For a period of at least seven (7) years from the date of shipment (or for such longer period if requested by Mannatech and agreed to by Supplier), Supplier agrees to keep complete records regarding the manufacture, storage, shipment and sale of the Manapol Powder for and to Mannatech and upon ten (10) days’ prior written request by Mannatech, to make these records available to Mannatech for its review and inspection.

7. [Paragraph Intentionally Left Blank].

8. Supplier Representations and Warranties.

(a) Supplier warrants and represents the following to Mannatech.

(i) The Manapol Powder will be delivered on the schedule set forth by Mannatech or its Designee in its Purchase Order provided such proposed delivery date was set forth in a Purchase Order accepted (or deemed accepted) by Supplier in accordance with Section 4(b).

(ii) All Manapol Powder sold and delivered by Supplier pursuant to this Agreement will:

(A) conform to the quality Specifications set forth in Exhibit A to this Agreement, which is attached hereto and incorporated by reference herein;

(B) be formulated, manufactured, stored, tested, labeled, and shipped in accordance with current good manufacturing practices as promulgated by the FDA and all other applicable laws and regulations, unless non compliance with FDA’s rules and regulations is caused by following Mannatech’s Specifications; and

(C) not be (1) adulterated or misbranded by Supplier within the meaning of the Food, Drug & Cosmetic Act (“FD&C Act”), (2) an article that may not be introduced into interstate commerce under the FD&C Act, or (3) an article that fails to comply with any or all applicable laws and regulations.

(iii) Supplier’s facilities have been adequately designed, qualified, and maintained and that it has any and all appropriate licenses, permits, and authorizations from all applicable federal, state, and local authorities such that it may carry out its obligations under this Agreement.

(iv) The execution, delivery and performance by Supplier of this Agreement and the performance by Supplier of the transactions contemplated hereby does not, with or without the giving of notice or the passage of time or both, violate, conflict with or cause a breach or termination of or constitute a default under: (A) the provisions of any laws applicable to Supplier or its properties or assets; (B) the provisions of the constituent organizational documents or other governing instruments of Supplier; (C) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Supplier is a party or by which it is bound or subject; or (D) any judgment, decree, order or award of any court or any supranational, national, federal, state, provincial or local judicial, legislative, executive or regulatory authority applicable to Supplier or its properties or assets.

(v) There is no pending, or to Supplier’s knowledge threatened, any action, claim, suit, litigation, arbitration, investigation, notification, audit or other proceeding (“Proceedings”) against Supplier, except for such Proceedings which would not, individually or in the aggregate, have a material adverse effect on the ability of Supplier to perform its obligations hereunder.

(vi) Supplier possesses and has continuously maintained all permits, authorizations and licenses issued by any supranational, national, federal, state, provincial or local judicial, legislative, executive or regulatory authority necessary for the conduct of Supplier’s business, except where the failure to possess or maintain such permits, authorizations and licenses would not, individually or in the aggregate, have a material adverse effect on the ability of Supplier to perform its obligations hereunder.

(vii) Supplier has the financial ability necessary to perform its obligations hereunder.

(b) Mannatech warrants and represents the following to Supplier.

(i) Mannatech is legally entitled to provide the Specifications for production of Manapol Powder as established in Exhibit A of this Agreement.

(ii) To the best of Mannatech’s knowledge at the time of execution of this Agreement, the Specifications provided by Mannatech are in accordance with federal rules and regulations and all applicable laws and regulations. Mannatech shall hold Supplier harmless of any responsibility for Mannatech’s violation of this paragraph.

(iii) To the best of Mannatech’s knowledge at time of execution, the execution, delivery and performance by Mannatech of this Agreement and the performance by Mannatech of the transaction contemplated hereby,  does not, with or without the giving of notice or the passage of time or both, violate, conflict with or cause a breach or termination of or constitute a default under: (A) the provisions of any laws applicable to Mannatech or its properties or assets; (B) the provisions of any organizational documents or other governing instruments of Mannatech; (C) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Mannatech is a party or by which it is bound or subject; or (D) any judgment, decree, order or award of any court or any federal, state, or local judicial, legislative, or regulatory authority applicable to Mannatech or its property or assets.  Mannatech shall hold Supplier harmless of any responsibility for Mannatech’s violation of this paragraph.

(iv) There is no pending or, to Mannatech’s knowledge, threatened action, claim, suit, litigation, arbitration, investigation, notification, audit or other proceeding (“Proceedings”) against Mannatech, except for such Proceedings which would not individually or in the aggregate have a material adverse effect on Mannatech’s ability to perform its obligations hereunder.

(v) Mannatech possesses and maintains all required permits, authorizations and licenses issued by federal, state, and/or local authorities necessary for the conduct of its business.

(vi) Mannatech has the financial ability necessary to perform its obligations hereunder.

9. Non-conforming Goods.

(a) Acceptance by Mannatech of Manapol Powder delivered by Supplier is subject to inspection and applicable testing by Mannatech or a party designated by Mannatech to conduct such inspection or testing (“Testing Designee”). If on such inspection or testing Mannatech or its Testing Designee discovers that any Manapol Powder fails to conform with the Specifications in Exhibit A or otherwise fails to conform to the warranties given by Supplier in Section 8(a) above, Mannatech or such Testing Designee may reject such Manapol Powder, which rejection will be accomplished by giving written notice to Supplier that specifies the manner in which the Manapol Powder fails to meet the foregoing requirements. Upon request from Supplier, Mannatech shall return the rejected Manapol Powder in accordance with Supplier's reasonable instructions at Supplier's expense, provided that such instructions comply with all applicable laws, regulations and regulatory requirements. In the event of a dispute between the parties over the validity of a rejection, Mannatech and Supplier agree to submit a sample of the rejected Manapol Powder to an independent test facility to be agreed by both parties, and to accept the results of the testing performed by that facility as binding with regard to that lot of Manapol Powder. The expense of such testing shall be borne by the losing party. Supplier shall use reasonable commercial efforts to replace rejected Manapol Powder within thirty (30) days after Supplier's receipt of notice.

(b) Upon receipt of notice from Mannatech of non-conforming goods, Supplier shall, within five (5) business days, provide Mannatech with a delivery schedule representing supplier’s best estimate of the dates by which it can provide conforming goods.  Mannatech shall have ten (10) business days following receipt of such delivery schedule to notify supplier of its election to either accept the delivery schedule or elect to receive a refund or credit of the price for the non-conforming goods as outlined below. If Mannatech elects to receive replacement Manapol Powder, the replacement of rejected Manapol Powder will have priority over the supply of Manapol Powder ordered for shipment not more than ninety (90) days before, or any time after, the rejection of such nonconforming Manapol Powder. With respect to Mannatech electing to receive a credit or refund for the non conforming goods, if a Manapol Powder shipment or part thereof is rejected before the date on which payment is due, Mannatech may withhold payment for such shipment or the rejected portion thereof. If a Manapol Powder shipment or portion thereof is rejected after payment, Mannatech, at its option may either (i) credit the amount paid against other amounts due to Supplier hereunder; or (ii) request a refund of the actual amount paid for the non-conforming shipment. If a refund is elected by Mannatech, payment in full shall be made by Supplier to Mannatech within ten (10) days of supplier’s receipt of Mannatech’s notice of election of refund.  Failure by Mannatech to timely respond to its option to elect a refund will be deemed acceptance of the delivery schedule.

(c) If, subsequent to investigation, a Manapol Powder shipment deemed by Mannatech to be rejected is found to meet Specifications, then Mannatech will not only pay for the originally shipped Manapol Powder but also any replacement Manapol Powder made, or in process, while the investigation was being conducted. The warranties given by Supplier in Section 8(a) above will survive any failure to reject by Mannatech under this Section 9. Except for a Latent Defect as set forth in Section 9(d) below, Manapol Powder shipments will be deemed accepted if no notice to the contrary is received by Supplier within thirty (30) days of Mannatech’s receipt of such Manapol Powder.

(d) As soon as either Party becomes aware of any defect in any Manapol Powder that is not discoverable upon a reasonable inspection or quality control testing (" Latent Defect”) as set forth in  Exhibit A, but in no case later than sixty (60) days after reaching such awareness, it shall immediately notify the other Party and, at Mannatech's election, shall be deemed rejected as of the date of such notice. In the event of such rejection by Mannatech, the applicable provisions of Section 9(a) will apply. Notwithstanding anything herein to the contrary, Supplier will only be responsible for Latent Defects resulting from an act or omission of Supplier, reasonably demonstrated, relative to its manufacturing, packaging, and testing services responsibilities according to this Agreement.

(e) IF SUPPLIER FAILS TO TIMELY SUPPLY THE CONFORMING GOODS IN ACCORDANCE WITH THE SCHEDULE PROVIDED TO AND ACCEPTED BY MANNATECH OR IF SUPPLIER FAILS TO TIMELY REMIT ANY REFUND DUE HEREUNDER, THEN SUCH FAILURE SHALL BE DEEMED A MATERIAL BREACH OF THIS AGREEMENT AND SHALL BE SUBJECT TO TERMINATION IN ACCORDANCE WITH SECTION 18(b)(ii).

(f) Shipments of the Manapol Powder not meeting the applicable Specifications may, at Supplier’s option and expense, be returned to Supplier or destroyed by Mannatech.  If Supplier is unable to produce conforming Manapol Powder, any sums actually paid therefore will be promptly refunded within ten (10) days after Mannatech’s receipt of such notice.

(g) Except as provided in Section 8, there are no warranties or representations of any kind, express or implied, including but not limited to warranties of merchantability, fitness, and fitness for a particular purpose, or non-infringement made with respect to the Manapol Powder to be sold hereunder, and none shall be implied by law.

10. Quality Assurance.

(a) The Parties agree that retained samples of the Manapol Powder delivered pursuant to each Purchase Order will be provided to Mannatech for testing on a mutually agreeable basis in accordance with the terms of Exhibit A.

(b) Upon providing reasonable advance notice, which in no event shall be less than five (5) business days, Mannatech shall have the right to perform quality inspections, of (i) the premises at which the Manapol Powder or other aloe-based products are produced; (ii) all of Supplier’s facilities and equipment relating to manufacture, storage and delivery of the Manapol Powder and all components thereof, including appropriate books and records of Supplier including records relating to organization, manufacturing process and procedures, quality procedures, systems and controls; and (iii) the Manapol Powder, prior to its shipment to Mannatech or Mannatech’s Designee.  Mannatech may engage the services of an independent inspection firm, selected in its sole discretion, to perform such inspections.  At all times, Mannatech’s personnel or consultants will be accompanied by Supplier representatives and access will be limited to areas and documentation applicable to Mannatech and/or the Manapol Powder. Any information obtained or observed by Mannatech or its consultants will be deemed “Confidential Information” and subject to Section 13 below.

11. Insurance.  During the Term (including any extension) of this Agreement, Supplier shall have obtained (prior to commencement) and shall continuously maintain the insurance coverage described in this Section. Mannatech acknowledges that Supplier’s insurance related expenses will be included in the price structure for the Manapol Powder as set forth in Exhibit B.  Supplier shall provide to Mannatech certificates of insurance evidencing such coverage.  Each of the policies must, by endorsement, include Mannatech as an additional insured. Supplier will provide Mannatech with at least thirty (30) days’ prior written notice of renewal, cancellation or any material change in coverage.  Supplier shall notify Mannatech of all legal actions or proceedings instituted by or against Supplier reasonably likely to adversely affect Supplier’s performance of its obligations under this Agreement.  Failure by Supplier to maintain insurance coverage according to this Section 11 shall constitute a material breach of this Agreement.  It is understood and agreed that the furnishing of such insurance certificate will not relieve Supplier of its other respective obligations under this Agreement. Supplier shall obtain and maintain product liability coverage in an amount of not less than Ten Million United States Dollars (USD$10,000,000.00) written on a claims made basis.

12. [Paragraph Intentionally Left Blank]

13. Confidential Information.

(a) Each Party may find it beneficial to disclose to the other Party certain information which may include, but is not limited to, (a) patents and patent applications; (b) trade secrets; (c) copyrighted information; and/or (d) proprietary information, which may include but is not limited to discoveries, ideas, techniques, concepts, know-how, designs, specifications, drawings, maps, blueprints, diagrams, flow charts, information concerning research and development, and/or other technical, financial or business information.  Such information, which may be provided in written, encoded, graphic, or other tangible form will be deemed to be confidential and proprietary of the disclosing Party (regardless of whether it is marked “confidential”).  The information disclosed as set forth above is hereinafter referred to as “Confidential Information.”

(b) Supplier recognizes and acknowledges that Mannatech’s trade name(s), trademarks, copyrights, patents, marketing plans, identity of and related information regarding its Associates, product formulations and other proprietary product information and any information relating to the management and/or operations of Mannatech are valuable, proprietary assets belonging to Mannatech and as such are the sole property and may constitute trade secrets of Mannatech.  Supplier specifically agrees that it will not at any time, during the Term and the Extension Term, if any, or after the termination of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any Confidential Information of any kind, nature, or description concerning any matters affecting or relating to the business of Mannatech.  For the avoidance of doubt, Mannatech’s Confidential Information includes but is not limited to:  Mannatech genealogies (being the information held by Mannatech or by any current or former Associate of Mannatech related to its Associates including without limitation its relationship with each of its Associates, the Associate’s name, upline and downline, charts, data reports, proprietary product information which may from time-to-time be made known to Supplier, the names or practices of any of Mannatech’s customers or Associates); Mannatech’s marketing methods and related data; the names of Mannatech’s vendors or suppliers; costs of materials; costs of its products generally, the prices Mannatech obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Mannatech’s business; compensation paid to its Associates, details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of Mannatech; its manner of operation or other confidential data of any kind, nature or description.

(c) Mannatech recognizes, acknowledges, and agrees that Supplier’s trade name(s), trademarks, copyrights, patents, marketing plans, product formulations, know-how, compounds, products, processes, designs, production methods and techniques and other proprietary product information and any information relating to the management and/or operations of Supplier are valuable, proprietary assets and Confidential Information belonging to Supplier and as such are the sole property of Supplier and may constitute trade secrets of Supplier.  Mannatech specifically agrees it will not at any time, during or after the performance of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any Confidential Information of any kind, nature, or description concerning any matters affecting or relating to the business of Supplier.  For the avoidance of doubt, Supplier’s Confidential Information includes but is not limited to:  the names or practices of any of Supplier’s customers; Supplier’s marketing methods and related data; the names of Supplier’s vendors or suppliers; costs of materials; costs of its products generally, the prices Supplier obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Supplier’s business, details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of Supplier; its manner of operation or other confidential data of any kind, nature or description.

(d) Prior to the execution of this Agreement, the Parties may have provided each other with information considered “Confidential Information.”  Such information supplied prior to the execution of this Agreement will be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement.

(e) Information will not be considered “Confidential Information” to the extent, but only to the extent, that the receiving Party can validly establish that such information: (i) is or becomes generally known or available to the public through no fault of the receiving Party or any third party; (ii) was lawfully in the receiving Party’s possession before receipt from the disclosing Party; (ii) is lawfully obtained from a third party who has the right to make such disclosure; (iv) has been independently developed by the receiving Party without use of or reference to any Confidential Information of the disclosing Party; or (v) is required to be disclosed in order to comply with applicable law or regulation or with any requirement imposed by judicial or administrative process or any governmental or court order but only to the extent required and, provided that, the recipient in each instance before making such disclosure first:  (A) immediately upon receipt of such order notifies the other Party of such order and (B) cooperates with the other Party in making, if available under applicable law, a good faith effort to obtain a protective order or other appropriate determination against or limiting disclosure or use of the Confidential Information, at no cost to the recipient Party.

(f) All Confidential Information shall remain the exclusive property of the disclosing Party.  The disclosure of Confidential Information by the disclosing Party shall not constitute an express or implied grant to the recipient Party, of any rights to or under the disclosing Party’s patents, copyrights, trade secrets, trademarks or any other intellectual property rights.  Each Party shall protect the other’s Confidential Information from unauthorized dissemination and use with the same degree of care that each such Party uses to protect its own non-public and Confidential Information, but in no event less than a commercially reasonable degree of care.

(g) Neither Party will use the other’s Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement.  Neither Party will disclose to third parties the other’s Confidential Information without prior written consent of such other Party.  Upon termination of this Agreement or upon written demand of the disclosing Party, the recipient Party shall immediately return (or destroy upon the direction of the disclosing Party) any and all copies of the Confidential Information in its possession.

14. Trademarks.

(a) Supplier will not acquire any right under the Agreement to use, and must not use, the name “Mannatech®,”  “Manapol®,” or “Mannatech, Incorporated” (either alone or in conjunction with or as a part of any other word or name) or any other trademarks, trade names, service marks, fanciful characters or designs of Mannatech or any of its affiliates in any advertising, publicity or promotion or other materials or uses, or to express or imply any endorsement of Supplier's products or services, or in any manner or for any purpose whatsoever, without the prior written consent of Mannatech expressly authorizing such use.

(b) Mannatech will not acquire any right under the Agreement to use, and must not use, the name “Natural Aloe de Costa Rica, Sociedad Anónima,” or “Verapol®,” (either alone or in conjunction with or as a part of any other word or name) or any other trademarks, trade names, service marks, fanciful characters or designs of Supplier or any of its affiliates in any advertising, publicity or promotion or other materials or uses, or to express or imply any endorsement of Mannatech’s products or services, or in any manner or for any purpose whatsoever, without the prior written consent of Supplier expressly authorizing such use.

(c) The provisions of this Section 14 shall survive termination or expiration of this Agreement or any determination that this Agreement or any portion is void or voidable.

15. Remedies.

(a) Supplier acknowledges that Mannatech has devoted considerable time and resources in connection with the development of its sales force and products and establishment of goodwill associated with the same.  Supplier acknowledges that a breach by Supplier of Sections 6(a), 13, or 14 would cause Mannatech to suffer irreparable harm, for which damages would be difficult to assess and further agrees that Mannatech shall be entitled to injunctive relief in addition to any other right or remedy Mannatech may have, including without limitation, any remedies set forth in this Agreement herein and/or the recovery of damages for the breach of this or any other surviving provision(s) in this Agreement.

(b) Mannatech acknowledges that Supplier has devoted considerable time and resources in connection with the development of its products, production procedures and methods, trade secrets and intellectual property.  Mannatech acknowledges that a breach by it of Sections 6(a), 8(b) 13, or 14 would cause Supplier to suffer irreparable harm, for which damages would be difficult to assess and further agree that Supplier shall be entitled to injunctive relief in addition to any other right or remedy Supplier may have, including without limitation, the recovery of damages for the breach of this or any other surviving provision(s) in this Agreement.

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16. Disclaimer and Indemnity.

(a) Subject to Supplier’s representations and warranties as set forth in Section 8 herein, Mannatech shall assume all financial and other obligations for use, sale and distribution of Mannatech’s products containing the Manapol Powder, and Supplier shall not incur any liability or responsibility to Mannatech or to third parties arising out of or connected in any manner with the use, sale and distribution of Mannatech’s products containing Manapol Powder.  WITHOUT LIMITING IN ANY MANNER THE PROVISION OF SECTION 15(b), IN NO EVENT SHALL MANNATECH BE LIABLE TO SUPPLIER FOR LOST PROFITS, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES OR CONTINGENT LIABILITIES ARISING OUT OF OR CONNECTED IN ANY MANNER WITH THIS AGREEMENT.  Mannatech shall defend, indemnify and hold harmless Supplier and its affiliates, and their respective officers, directors, employees and agents, from and against all claims, suits, losses, causes of action, damages, liabilities, and expenses (including arbitration or court costs and attorney’s fees), arising out of or connected with (i) the use, sale or other disposition of the Mannatech products that contain the Manapol Powder as an ingredient; or (ii) any breach by Mannatech of any of its respective obligations under this Agreement.

(b) Notwithstanding anything contained herein to the contrary, Supplier shall assume all financial and other obligations related to its manufacture and production of the Manapol Powder and/or other products supplied by Supplier to Mannatech and Mannatech shall not incur any liability or responsibility to Supplier or to third parties arising out of or connected in any manner with the Manapol Powder or other products supplied to Mannatech by Supplier provided such products are made, used, handled and sold by Mannatech in compliance with this Agreement.  WITHOUT LIMITING IN ANY MANNER THE PROVISION OF SECTION 15(a), IN NO EVENT SHALL SUPPLIER BE LIABLE TO MANNATECH FOR LOST PROFITS, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES OR CONTINGENT LIABILITIES ARISING OUT OF OR CONNECTED IN ANY MANNER WITH THIS AGREEMENT.  Supplier expressly agrees to indemnify and hold harmless Mannatech and its affiliates, and their respective officers, directors, employees and agents, from and against all claims, suits, losses, causes of action, damages, liabilities, and expenses (including arbitration or court costs and attorney’s fees), arising on account of injuries to or the death of any person, or damages to property including loss of use, from or in any manner connected with the Manapol Powder, or other products supplied to Mannatech by Supplier or the work performed for Mannatech under this Agreement, but only to the extent caused in whole or in part by the negligent acts or omissions of Supplier or any of its employees, agents, representatives, subcontractors, or suppliers or anyone for whose acts they may be liable.

17. Force Majeure.

(a) As used in this Agreement, a “Force Majeure Event” means any act or event, whether foreseen or unforeseen, that (i) prevents a party (the “Nonperforming Party”), in whole or in part from performing its obligations under this Agreement or satisfying any conditions to the other Party’s (the “Performing Party’s”) obligations under this Agreement; (ii) is beyond the reasonable control of and the fault of the Nonperforming Party; and (iii) cannot be overcome or avoided by the exercise of due diligence. In furtherance of the definition of Force Majeure Event and not in limitation of that definition, each of the following acts and events is deemed to meet the requirements of this Section 17 and to be a Force Majeure Event: war, flood, lightning, drought, earthquake, fire, volcanic eruption, landslide, hurricane, cyclone, typhoon, tornado, explosion, civil disturbance, act of God or the public enemy, terrorist act, military action, epidemic, famine or plague, shipwreck, action of a court or public authority, or strike, work-to-rule action, go-slow or similar labor difficulty, each on an industry-wide, region-wide or nationwide basis. A Force Majeure Event does not include economic hardship, changes in market conditions, insufficiency of funds, unavailability of equipment or supplies, or strikes, work-to-rule actions, go-slows or similar labor difficulties that are not on an industry-wide, region-wide, or nationwide basis.

(b) If a Force Majeure Event occurs, the Nonperforming Party is excused from (i) whatever performance is prevented by the Force Majeure Event to the extent so prevented; and (ii) satisfying whatever conditions precedent to the Performing Party’s obligations that cannot be satisfied, to the extent they cannot be satisfied. Despite the preceding sentence, no obligation by either the Performing Party or the Nonperforming Party to make any payment required under this Agreement is excused as a result of a Force Majeure Event.

(c) The Nonperforming Party shall furnish the Performing Party with a written report describing the particulars of the occurrence, including an estimate of its expected duration and probable impact on the performance of the Nonperforming Party’s obligations under this Agreement no later than three (3) calendar days after becoming aware of the Force Majeure Event. During the continuation of the Force Majeure Event, the Nonperforming Party shall furnish timely, regular written reports, updating the information regarding the Force Majeure Event and providing any additional information that the Performing Party reasonably requests.

(d) During the continuation of the Force Majeure Event, the Nonperforming Party shall continue to (i) exercise commercially reasonable efforts to mitigate or limit damages to the Performing Party; (ii) exercise commercially reasonable due diligence to overcome the Force Majeure Event; (iii) perform its obligations under the Agreement (to the extent it is able); and (iv) cause the suspension of performance to be of no greater scope and no longer duration than the Force Majeure Event requires.

(e) When the Nonperforming Party is able to (i) resume performance of its obligations under this Agreement, or (ii) satisfy the conditions precedent to the Performing Party’s obligations, it shall immediately give the Performing Party written notice to that effect and shall resume performance under this Agreement no later than three (3) calendar days after the notice is delivered. If the suspension of performance continues for a period of more than twelve (12) consecutive months as a result of a Force Majeure Event, either Party is entitled to terminate this Agreement by giving notice to the other Party pursuant to the notice provision of this Agreement. The relief offered under this force majeure provision is the exclusive remedy available to the Nonperforming Party with respect to a Force Majeure Event.

18. Rights Upon Default; Termination.

(a) Supplier’s Rights Upon Default.

(i) Termination With Cure Period.  Upon the occurrence of any of the events specified below, Mannatech shall be in default of this Agreement and Supplier shall have the right to terminate this Agreement upon thirty (30) days prior written notice (each such period, a “Mannatech Cure Period”) to Mannatech, specifying the default below and providing Mannatech with the applicable Mannatech Cure Period to cure such default.  The termination shall be effective upon the expiration of the applicable Mannatech Cure Period if Mannatech fails to cure such default.  It shall be a breach of this Agreement and constitute good cause for termination of this Agreement if Mannatech:

(A) refuses or otherwise fails to pay when due any monetary obligation to Supplier under this Agreement;

(B) violates any law, ordinance, rule or regulation of a governmental agency in connection with its use of the Manapol Powder, and permits the same to go uncorrected after learning thereof; or

(C) fails to comply with any other provision of this Agreement.

Notwithstanding anything contained herein to the contrary, Supplier shall not have the right to terminate this Agreement if the corrective action necessary to cure such breach cannot be completed within the Mannatech Cure Period provided that Mannatech (i) has, within the applicable Mannatech Cure Period, initiated the necessary  and commercially reasonable action required to cure such breach and (ii) has thereafter continued to take commercially reasonably efforts to complete the corrective action necessary to cure such breach within a time period mutually agreed upon by the Parties.

(ii) Immediate Termination.  Supplier may immediately terminate this Agreement effective upon receipt of written notice to Mannatech upon the occurrence of any one or more of the following events:

(A) Mannatech voluntarily seeks protection under any federal or state bankruptcy or insolvency laws;

(B) a petition for bankruptcy or the appointment of a receiver is filed against Mannatech and is not dismissed within thirty (30) days thereafter;

(C) Mannatech makes any assignment for the benefit of its creditors; or

(D) Mannatech ceases doing business.

(b) Mannatech’s Rights Upon Default.

(i) Termination With Cure Period.  Upon the occurrence of any of the events specified below, Supplier shall be in default of this Agreement and Mannatech shall have the right to terminate this Agreement upon thirty (30) days prior written notice for in the case of a monetary default (each a “Supplier Cure Period”) to Supplier, specifying the default below and providing Supplier with the applicable Supplier Cure Period.  The termination shall be effective upon the expiration of the applicable Supplier Cure Period if Supplier fails to cure the default.  It shall be a breach of this Agreement and constitute good cause for termination of this Agreement if Supplier:

(A) fails to meet and adhere to the Manapol Powder Specifications set forth in Exhibit A; provided, however, that Supplier may cure such breach by supplying replacement Manapol Powder or refunding the applicable payment of non-conforming Manapol Powder as set forth in Section 9(a);

(B) violates any law, ordinance, rule or regulation of a governmental agency in the connection with the supply of the Manapol Powder to Mannatech, and permits the same to go uncorrected after learning thereof;

(C) fails to maintain or suffers cancellation of any insurance policy required under this Agreement; or

(D) fails to comply with any other provision of this Agreement.

Notwithstanding anything contained herein to the contrary, Mannatech shall not have the right to terminate this Agreement if the corrective action necessary to cure such breach cannot be completed within the Supplier Cure Period provided that Supplier (i) has, within the Supplier Cure Period, initiated the necessary and commercially reasonable action required to cure such breach and (ii) has thereafter continued to take commercially reasonable efforts to complete the corrective action necessary to cure such breach within a time period mutually agreed upon by the Parties.

(ii) Immediate Termination.  Mannatech may immediately terminate this Agreement effective upon receipt of written notice to Supplier upon the occurrence of any one or more of the following events:

(A) Supplier violates Section 8(a) ;

(B) Supplier fails to remedy non-conforming goods as described in Section 9(b);

(C) there is an immediate threat or danger to public health or safety resulting from Supplier’s production and/or supply of the Manapol Powder or any other product manufactured by Supplier containing Manapol® powder, as determined by a government agency or other competent authority;

(D) Supplier voluntarily seeks protection under any federal or state bankruptcy or insolvency laws;

(E) a petition for bankruptcy or the appointment of a receiver is filed against Supplier and is not dismissed within thirty (30) days thereafter;

(F) Supplier makes any assignment for the benefit of its creditors; or

(G) Supplier ceases doing business.

19. Rights and Obligations Upon Expiration or Termination. Upon expiration or termination of this Agreement, the rights and obligations of the parties pursuant to this Agreement shall cease, except as follows: (i) obligations of confidentiality and use of information under Section 13 of this Agreement shall survive such expiration or termination; and (ii) the indemnity obligations under Section 16 shall survive such expiration or termination. The expiration or termination of this Agreement for any reason by a Party shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

20. Further Assurances.  The Parties shall execute and deliver such additional documents and take such additional actions as either Party may deem necessary or appropriate to carry out more effectively the intent and purpose of this Agreement.  All such additional documents and actions shall be deemed to have been executed, delivered, or taken on the Effective Date of this Agreement, except as may otherwise be appropriate.

21. Authority.  The Parties represent that they have full capacity and authority to execute, deliver and perform this Agreement and to grant all rights and assume all obligations they have granted and assumed under this Agreement.

22. Assignment; Binding Effect.  The Parties may not assign (by operating of law, merger or otherwise) this Agreement or any of its rights, interests or obligations hereunder  without the prior written consent of the other Party; provided, however, Mannatech may assign any of its rights, interests or obligations hereunder to a parent, subsidiary or other affiliate without the prior written consent of Supplier.  Any purported assignment by a Party without the other Party’s consent shall be null and void.  Subject to this Section 22, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

23. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Notices.  All notices and other communications with respect to this Agreement must be in writing and either (a) hand-delivered by the Party giving notice or by a recognized overnight delivery service which requires a written receipt of delivery; (b) faxed (as limited below); or (c) sent by certified or registered mail, return receipt requested, addressed as follows or to such other address and attention as either of the parties shall notify the other in writing. A fax is valid notice only if a printed receipt of transmission receipt is generated at the time the fax is sent and the recipient acknowledges receipt.  A fax will be deemed received on the transmission date if sent and received prior to 2:00 p.m. local time of the recipient.  Faxes received after 2 p.m. local time will be deemed received on the following business day.  If mailed, a notice will be deemed effective upon the earlier of its actual receipt or the third business day after it is postmarked.

If to Mannatech:	Mannatech, Incorporated

600 S. Royal Lane, Suite 200

Coppell, Texas 75019

USA

Attn:   Vice President – Global Operations Fax: 00 +1 (972) 471-7261

                                                                                               With a copy to General Counsel at same address and fax to 00 +1 (972) 471-7387

If to Supplier:	Natural Aloe de Costa Rica, S.A.

4 Kilometers South of Main Entrance to City of Liberia

Liberia, Guanacaste 5000

Costa Rica

Attn:  Yaacov Berman - President  Fax: 011 + 506-2666-0384

25. Dispute Resolution.

(a) Governing Law. The Parties agree that this Agreement will be enforced and is governed by the laws of the State of Texas without regard to the conflicts of law principals.  Each party consents to personal jurisdiction in Dallas County, Texas, for any action to enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this Agreement.

(b) Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Commercial Arbitration of the American Arbitration Association (“AAA”); provided, however, that in the event of any such controversy or claim: (i) neither Party will initiate arbitration within the first thirty (30) days after the aggrieved Party first notifies the other Party of the controversy or claim; and (ii) during such thirty (30) day period, the chief executive officers of both Parties convene at least once in Dallas, Texas, to endeavor in good faith to amicably resolve the controversy or claim.

To initiate arbitration, either Party will file the appropriate notice at the appropriate Regional Office of the AAA.  The arbitration proceeding will take place during a period not exceeding three (3) days.  The arbitration panel will consist of three (3) arbitrators, one arbitrator appointed by each Party and a third neutral arbitrator appointed by the AAA.  Any communication between a Party and any arbitrator will be directed to the AAA for transmittal to the arbitrator.

The arbitral award will be the exclusive remedy of the Parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrators.  The award will (i) be granted and paid in U.S. Dollars exclusive of any tax, deduction or offset; and (ii) include interest from the date of breach or other violation of the Agreement until the award is fully paid, computed at the then-prevailing London InterBank Offered Rate (LIBOR rate).  Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof.  Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

26. Interpretation.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

27. No Waiver.  The failure of either Party to insist upon strict performance of any obligation hereunder by the other Party, irrespective of the length of time for which such failure continues, shall not be a waiver of its right to demand strict compliance in the future.  No consent or waiver, express or implied, by either Party to or of any breach or default in the performance of any obligation hereunder by the other Party shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

28. No Inconsistent Actions.  Each Party hereto agrees that it will not voluntarily undertake any action or course of action inconsistent with the provisions or intent of this Agreement and, subject to Section 13 hereof, will promptly do all acts and take all measures as may be appropriate to comply with the terms, conditions and provisions of this Agreement.

29. Survival.  The expiration or termination of this Agreement shall not impair the rights or obligations of the Parties which have accrued hereunder prior to such expiration or termination.  The provisions of Sections 6(a), 8, 10, , 13, 14, 15, 16, 18 and 19 hereof, and the rights and obligations of the Parties thereunder, shall survive the expiration or termination of this Supply Agreement.

30. Entire Agreement.  Except as otherwise contemplated hereby, this Agreement (together with the Exhibits hereto and the certificates, documents, instruments and other writings that are delivered pursuant hereto) constitutes the entire agreement between the Parties with regard to the subject matter contained herein, and supersedes all prior or contemporaneous oral or written agreements, conditions, representations, and/or understandings, between the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MANNATECH, INCORPORATED

By:   /s/Ronald D. Norman

Name:  Ronald D. Norman

Title:    Vice President, Global Operations

NATURAL ALOE de COSTA RICA, S.A.

By:     /s/Yaakov Berman

Name:   Yaakov Berman

Title:      President

Signature Page to
Supply Agreement

EXHIBIT A

QUALITY AGREEMENT

by and between

Supplier Name: Natural Aloe de Costa Rica, S.A.

Address:	4 Kilometers South of Main Entrance to City of Liberia

Liberia, Guanacaste 50101

Costa Rica

and

Client Name: Mannatech, Incorporated

                                         Address:      600 S. Royal Lane, Suite 200
                                      Coppell, Texas 75019
                                      USA

Supplier’s & Client’s Name

Natural Aloe de Costa Rica, S.A. (“Supplier”) and Mannatech, Incorporated (“Client”) are the parties to a Supply Agreement dated this same date (with all Exhibits referred to herein as the “Supply Agreement”).

Supplier and Client wish to define the individual responsibilities of the parties as to the quality aspects of manufacturing and release of “Product” as defined in Appendix 1 to ensure compliance with the approved Client requirements.

In order to do so, this Quality Agreement (“Quality Agreement”) takes the form, in part, of a detailed listing of activities associated with manufacture, supply, production, analysis, and release of Product.  Unless otherwise indicated, responsibility for each activity is assigned to either Client, Supplier, or is assigned to both Supplier and Client.

In consideration of the parties’ agreement to perform the activities provided in this Quality Agreement and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Supplier and Client agree as provided in this Quality Agreement as follows:

Client:                                                                                                                                              Supplier:
MANNATECH, INCOPORATED                                                                                                NATURAL ALOE DE COSTA RICA, S.A.

_/s/Ronald D. Norman_____________                                                                                     _/s/ Yaacov Berman_________________
Signature                                                                                                                                            Signature

__ Ronald D. Norman______________                                                                                     ___ Yaacov Berman_________________
Name                                                                                                                                                  Name

__ Vice President, Global Operations__                                                                                     ___President______________________
Title                                                                                                                                                   Title

Signed the 2nd day of May in the year 2011                                                                                   Signed the 1st day of April in the year 2011

Manufacturer’s Quality Agreement Template

1.	Effective Date

The Effective Date of this Quality Agreement shall be the effective date of the Supply Agreement (the “Effective Date”).

2.	Scope

This Quality Agreement outlines the responsibilities of Supplier and Client with respect to the quality assurance of the Product manufactured and/or supplied by Supplier for Client.

3.	Other Agreements

This Quality Agreement is in addition to all other agreements between the parties, specifically including the Supply Agreement, regarding the subject matter hereof.   If there are any direct conflicts between the terms of this Quality Agreement and the Supply Agreement, the following will prevail:

⁬X           Quality Agreement

⁬           Supply Agreement

4.	Amendments to Quality Agreement

This Quality Agreement may be amended by the written consent of both parties.

The parties agree to amend the terms of this Quality Agreement that must be amended in order that the Product continue to meet regulatory requirements of applicable regulatory agencies, as may exist from time to time.

If an amendment to this Quality Agreement is proposed, the proposing party will circulate the proposed amendment to the appropriate contact person at the other party for review and internal approval.  The appropriate contacts for each party are listed in Appendix 2.

5.	Term of Quality Agreement

This Quality Agreement shall commence on the Effective Date and shall remain in effect for as long as the Supplier supplies Product to Client under the terms of the Supply Agreement.

Supplier will be in default under this Quality Agreement, and this Quality Agreement will automatically terminate without notice to Supplier if Supplier is in default under the Supply Agreement, the effect of which is to allow Client to terminate the Supply Agreement.

6.	Use of Third-Parties

Supplier shall not allow a third party to manufacture, package, label, inspect, test and release until the third party has been fully qualified via the Supplier’s third party qualification process prior to performing such activity(ies).  Supplier shall have entered into a written confidentiality agreement with any third party providing for confidentiality of all Client information under obligations of confidentiality similar to and requiring the same protection or greater protection of confidential information as the obligations of confidentiality between Supplier and Client.  Supplier shall, however, retain all obligations under this Agreement whether or not a third party manufactures, packages, labels, inspects, tests, releases and/or handles Product.  If a third party is used by Supplier to manufacture, package, label, inspect, test, release and/or handle Products, Client may, upon request, review the list of such third party(ies) during an on-site visit and/or audit pursuant to the Right To Audit section of this Agreement.  Client agrees to treat such information as Confidential Information of Supplier and agrees not to contact any such parties in connection with this Agreement without Supplier’s prior consent.

7.	Survival Clause

All regulatory obligations contained herein that are required to either party or both parties by an applicable regulatory authority shall survive termination of this Quality Agreement.

8.	Assignment

Supplier shall not assign any or all of its rights or obligations under this Quality Agreement without Client’s prior written consent. Client’s consent shall not be required in connection with a merger, consolidation, or a sale of all or substantially all of Supplier’s assets or the subject matter of this Quality Agreement to another party (an “Assignment Transaction”). In the event of an Assignment Transaction, Supplier shall provide written notice to Client to the appropriate contact person indicated in Appendix 2. Client shall have the right to assign any or all of its rights or obligations under this Quality Agreement without the consent of Supplier.  In the event of an assignment, the assigning party shall continue to be bound by all pre-existing obligations under this Quality Agreement including all obligations of confidentiality and non-disclosure.

9.	Product Specifications

Product specifications are listed in Appendix 3.

Changes to the agreed upon specifications must be mutually agreed upon and communicated in writing between the parties to this Quality Agreement.

10.	Resolution of Quality Issues

Quality related disagreements between Supplier and Client that are not resolved in the normal course of business shall be brought to the attention of the appropriate contact person for notices at the Supplier and Client, in writing, as listed in Appendix 2. If both parties agree that a resolution of the disagreement is reasonably possible, then both Supplier and Client shall agree to work jointly to develop a strategy for such resolution.  Supplier and Client further agree to record such resolution in writing.

11.	Choice of Law: Jurisdiction/Miscellaneous

This Quality Agreement shall be construed and the relationship between the parties determined in accordance with the laws of the State of Texas, United States of America, without regard to the conflicts of law principals thereof.

Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Commercial Arbitration of the American Arbitration Association (“AAA”); provided, however, that in the event of any such controversy or claim: (i) neither Party will initiate arbitration within the first thirty (30) days after the aggrieved Party first notifies the other Party of the controversy or claim; and (ii) during such thirty (30) day period, the chief executive officers of both Parties convene at least once in Dallas, Texas, to endeavor in good faith to amicably resolve the controversy or claim.

To initiate arbitration, either Party will file the appropriate notice at the appropriate Regional Office of the AAA.  The arbitration proceeding will take place during a period not exceeding three (3) days.  The arbitration panel will consist of three (3) arbitrators, one arbitrator appointed by each Party and a third neutral arbitrator appointed by the AAA.  Any communication between a Party and any arbitrator will be directed to the AAA for transmittal to the arbitrator.

The arbitral award will be the exclusive remedy of the Parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrators.  The award will (i) be granted and paid in U.S. Dollars exclusive of any tax, deduction or offset; and (ii) include interest from the date of breach or other violation of the Agreement until the award is fully paid, computed at the then-prevailing London InterBank Offered Rate (LIBOR rate).  Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof.  Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

All appendices to this Quality Agreement are attached hereto and incorporated herein by reference.  In this Quality Agreement, unless the contrary intention appears: (a) the words "including" and "include" mean "including, but not limited to";(b) the singular includes the plural and vice versa; (c) a reference to a person or entity (including Supplier or Client) includes a reference to the person's executors, administrators, successors, substitutes and assigns; and (d) headings are for reference only and do not form part of this contract.

12.	Manufacturing and Testing Locations

Product will be manufactured at the following location:

Natural Aloe de Costa Rica, S.A
Address:   4 Kilometers South of Main Entrance to City of Liberia
Liberia, Guanacaste 50101
                                                   Costa Rica

13.	Quality Responsibilities Table

§	Responsibilities	Client	Supplier
1.	Compliance Requirements
1.01	Implement procedures and/or documented training to meet obligations under this Agreement.		x
1.02	Follow applicable current Good Manufacturing Practices and locally imposed requirements.		x
1.03
Manufacture, package, ship, store and test the Product and materials in an environment meeting the applicable GMP regulations, which is designed, constructed and maintained in a manner that a) permits the operation therein to be performed under clean, sanitary and orderly conditions; b) permits the effective cleaning of pertinent surfaces; and c) prevents the contamination of the Product and the addition of extraneous material to the Product.
			x
1.04	Operate in compliance with applicable environmental, occupational health and safety laws and regulations.		x
1.05	Maintain a quality that fulfills both quality assurance and quality control responsibilities.		x
1.06	Involve the quality unit in all quality related matters and have them review and approve all quality critical related documents.		x
1.07
As it relates to this Quality Agreement, notify the other party of name change, corporate reorganization, consolidation, merger or acquisition or sale of the party’s company. Notify other party of key personnel changes.
		x	x
1.08	Maintain internal GMP audit program.		x
1.09	Maintain external GMP audit program for suppliers of raw materials and components, or other suitable qualification program.		x
2.	Right to Audit
2.01
Client has the right to audit Supplier’s facilities and systems and review documents as they relate to the manufacture of Product, pursuant to the terms of the Supply Agreement.  Such inspections and document review shall be conducted by Client at a time, date and duration mutually agreeable to the Supplier and Client and subject to Client signature of a separate confidentiality agreement with the Supplier entity owning the production site.
		x	x
2.02
Client retains the right to conduct reasonable "for cause" audits. Specific goals/scope of the audit, proposed dates and names of the auditors will be agreed upon mutually by the Client and the Supplier.
		x	x
2.03	Issue Supplier a confidential audit report summarizing audit observations.	x	
2.04	Issue responses to all observations documented in the issued audit report in writing to Client Quality Assurance within 30 days of receipt of the report.		x

	Responsibilities	Client	Supplier
3.	Regulatory Inspections and Exchanges
3.01
Notify Client within three business days of the receipt of a Regulatory Authority inspection report, deficiency letter or written regulatory compliance observation, which contains any significant adverse findings that relate to the Product or the facilities used to produce, test or warehouse the Product sold to Client. A significant adverse finding is herein defined as the following: conditions, practices, or processes that adversely affect or may potentially adversely affect product or service quality and/or the rights, safety or well being of subjects/patients and/or the quality and integrity of data, documentation, or other materials or information addressed in the inspection.
			x
3.02
Provide copies of the inspection report, deficiency letter or written regulatory compliance observation that relate to the Product or the facilities used to produce, test or warehouse the Product sold to Client. This shall be edited to exclude Supplier or other Client's proprietary information or a complete summary report containing the description of the adverse finding as stated in the inspection report, deficiency letter or regulatory compliance observation to Client by facsimile or electronically within five (5) business days of the receipt of the inspection report.
			x
4.	Complaints
4.01	Have written procedures in place to document, investigate, and respond to all quality related complaints.		x
4.02	Assist in investigations as reasonably requested by Client for complaints associated with Product.		x
4.03	Retain complaint investigation records and evaluate trends and severity. Implement corrective and preventive actions as necessary.		x
5.	This Section 5 Intentionally Left Blank

§		Client	Supplier
6.	Documentation and Records
6.01
Have a controlled system to initiate, review, revise, approve, obsolete and archive all Good Manufacturing Practices documentation. At a minimum, all production, control, and distribution records should be retained for at least 1 year after the expiry date of the batch.
			x
6.02	Have written procedures for the review and approval of all batch documentation.		x
6.03	Maintain a document control system for specifications and test methods, including: raw materials, Product labeling, packaging materials and other materials that would likely affect product quality.		x
6.04
Provide a complete Certificate of Analysis for the
Product, containing "at minimum" the following
• information:  Supplier Product number
• Supplier lot/batch number
• Name of Product
• Name of the test
• Specification limit
• Expiration or retest date, if applicable
• Test result (as a numerical value, unless designated Pass/Fail in the specification limit, including retest results if required
• Quality Assurance approval and date.
• Manufacturing Site (name and address)
• Manufacturing Date
			x
6.05	Provide certification that the Product was manufactured in an ISO 9001:2008 compliant facility, and was tested in accordance with and meets specifications.		x
6.06	Where applicable, electronic signatures used on the certificate of analysis or other controlled documents should be authenticated and secure.		x
7.	Change Control
7.01
Have established written procedures for control of changes impacting the Product including manufacturing components or process, computer hardware/software, Product specifications, test methods, vendors, and subcontractors, if applicable.
			x
7.02
Notify Client within a reasonable time of intent to make changes that could impact the identity, strength, safety, potency, stability or purity prior to implementation of the change (called significant*).
			x
7.03	Issue to Client a written evaluation of the significant change including change justification so that Client can determine the impact of use of Product in Client’s finished product.		x
7.04	Have significant changes reviewed and approved by the Supplier’s quality unit.		x

§	Responsibilities	Client	Supplier
8.	Deviations
8.01	Have procedures for the identification, investigation, and reporting of deviations and Out-of-Specification (OOS) results that occur during the manufacture and testing of the Product.		x
8.02
Document and explain all deviations.  Investigate OOS results and critical deviations.  Extend the investigation to other lots that may have been associated with the failure as appropriate.  Include preventive actions and track these to completion.
			x
9.	Reprocess and Batch Adjustments/Rework/Retest
9.01	Have procedures for batch adjustments and reprocessing, if applicable.		x
9.02	Will not blend Out of Specification batches with other batches for the purpose of meeting specifications.		x
9.03	Have a protocol for Product requiring rework describing the rationale and justification for rework for approved filed rework processes, if applicable.		x
9.04	Receive written approval by Client for rework outside of approved filed rework processes.		x
9.05	Will not perform recovery of materials and/or solvents unless approved procedures and specifications are in place.		x
10.	Production and In Process Controls, Packaging and Labeling
10.01	Prepare/develop master batch production records in accordance with applicable cGMP requirements or guidelines, as applicable for lifecycle of product.		x
10.02	Manufacture Product in a manner that prevents contamination by other materials including carryovers.		x
10.03
Provide product label to include:  name and address of the manufacturer, identifying code, batch number, quantity of contents, storage and special transport conditions if applicable, the retest or expiry date and any special requirements. Revise label per change control as necessary.
			x
10.04	Review and approval of batch production records by quality unit prior to batch release.		x
10.05	Release Product by quality unit.		x
11.	Storage and Distribution
11.01	Maintain storage facilities appropriate for conditions specified on the Product label. Maintain records of any critical storage conditions.		x
11.02	Have systems for controlling quarantined, rejected or recalled materials.		x
11.03	Provide Material Safety Data Sheets or equivalent.		x
11.04	Notify Client in a timely manner if Supplier finds a quality issue post Supplier release/shipment.		x

[Remainder of Page Intentionally Left Blank]

§	Responsibilities	Client	Supplier
12.	Laboratory Controls
12.01	Have written procedures for sample management, testing, approval, disposition, recording, storage, retention and disposal of laboratory data.		x
12.02	Retain samples as required by regulatory agencies.		x
12.03	Have written procedures and appropriately document the preparation, use and management of reagents, solutions, and standards		x
12.04	Test Product in accordance with methods already established by Supplier or any other method that the Parties may agree and approve from time to time.		x
12.05	Have a program for qualification, calibration, and preventive maintenance of all analytical equipment.		x
12.06	Responsible for analytical method development as appropriate.		x
13.	Stability
13.01	Maintain a documented, ongoing stability program to monitor the stability of the Product using stability indicating procedures		x
14.	Recalls
14.01
In the event that either Client or Supplier determines that an event or circumstance has occurred relating to the manufacture or stability of the Product which may result in the need for a recall, stock recovery or market withdrawal of Client's finished product, Supplier and Client shall consult with each other in a timely manner. The final decision to recall any of the Client's products shall be made by Client.
		x	x

APPENDIX 1:  Definition of Product

“Product” shall mean the following Products:

Manapol® powder – Freeze-dried Aloe vera powder extract powder

APPENDIX 2:  Contacts and Responsibilities

Contact Person for Notices (including Notices of Amendment, Assignment, Termination, Resolution of Quality Issues)
	Supplier	Client
Name:	Karen Villalobos	Jeff Bates
Title:	QA/QC Manager	Director QA
Phone/Fax:	(506) 2666-0100 ext 105 Fax: (506) 2666-0384	00 +1 (972) 471-7258 Fax: 00 +1 (972) 471-8188
Address (mail/delivery):	4 km Sur de la entrada a Liberia Liberia, Guanacaste Costa Rica	600 S. Royal Lane, Suite 200 Coppell, Texas 75019 USA
E-mail Address:	karen.villalobos@naturalaloecostarica.com	jbates@mannatech.com
With a Copy to:		Mannatech, Incorporated
Name:	Jose Zúñiga	-------------
Title:	General Manager	Attn: General Counsel
Phone/Fax:	Phone: (506) 2666-0100 ext 107 Fax: (506) 2666-0384	Fax: 00 +1 (972) 471-7387
Address (mail/delivery):	4 km Sur de la entrada a Liberia Liberia, Guanacaste Costa Rica	600 S. Royal Lane, Suite 200 Coppell, Texas 75019 USA
E-mail Address:	jose.zuniga@naturalaloecostarica.com	LegalServices@mannatech.com

All notices between the parties must be in writing and either (i) hand-delivered by the party giving notice or by a recognized overnight delivery service which requires a written receipt of delivery, (ii) faxed (as limited below), (iii) emailed (as limited below), or (iv) sent by certified or registered mail, return receipt requested, addressed as follows or to such other address and attention as either of the parties shall notify the other in writing. A fax is valid notice only if a printed receipt of transmission receipt is generated at the time the fax is sent and the recipient acknowledges receipt.  A fax will be deemed received on the transmission date if sent and received prior to 2:00 p.m. local time of the recipient.  Faxes received after 2 p.m. local time will be deemed received on the following business day. An email is a valid notice with the recipient acknowledgement of receipt. If mailed, a notice will be deemed effective upon the earlier of its actual receipt or the third business day after it is postmarked.

APPENDIX 3:  Product Specifications

***

EXHIBIT B

PRICING SCHEDULE

***

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EXHIBIT C

DELIVERY LOCATIONS

Supplier shall deliver the Manapol powder to, and Mannatech shall accept delivery of the Manapol powder at, the following delivery points:

1.	Los Angeles International Airport (LAX) -- Los Angeles, California;

2.	Dallas-Fort Worth International Airport (DFW) – DFW Airport, Texas;

3.	Miami International Airport (MIA) – Miami, Florida;

4.	Australia; and

5.	Mannatech Headquarters/Distribution Center – Coppell, Texas

The Parties may amend the above list from time to time as business needs may require.

NOTE: In case of delivery to location 1, 3 and 4 above, Clause 4 (e) will apply.

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